Exhibit 99.1

McCormick & Company, Inc.
Conference Call Announcing Third Quarter 2006 Results

September 27, 2006

JOYCE

INTRODUCTION

Good morning and thank you for joining this morning’s teleconference.

With me on today’s call are Bob Lawless, Chairman, President & CEO of McCormick, Fran Contino, Executive Vice President - Strategic Planning & CFO and Paul Beard, Vice President — Finance and Treasurer.

Bob will begin with a discussion of McCormick’s financial results for the third quarter ending August 31st, followed by an update on our guidance for the year and comments on our key business initiatives.    At the end of these remarks, we look forward to your questions.

Before we begin our discussion, please note that during the course of this conference call, we may make projections or other “forward-looking statements.”  In addition, information we present today, which excludes restructuring charges, are not GAAP measures, and we present this information for comparative purposes alongside the most directly comparable GAAP measures.

Please refer to this morning’s press release, which is posted on our website, for more specific information on these topics.  As indicated in the press release, the Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or other factors.

Today’s event is being webcast and following the call, an audio replay can be accessed at ir.mccormick.com.

I would now like to turn the discussion over to Bob.

BOB

Good morning to those on the call and those listening via webcast.

THIRD QUARTER RESULTS

General Remarks

We are extremely pleased with our third quarter results.  This was the third consecutive quarter where the results outpaced our expectations.   I’ll comment in a few minutes on where this puts us year-to-date and our latest guidance… but for now I want to focus on what was behind our third quarter performance.

Let’s begin with our consumer business results.

Consumer business

In the third quarter, we increased sales for this part of the business 7.1% and in local currency, 5.1%.  Pricing, new products, effective marketing programs and higher volumes of ethnic items added 2.8% to sales.  As part of our growth strategy, we acquired Simply Asia Foods in late June, which added 2.3% to sales.

Taking a look at each of our three regions, consumer business in the Americas had another impressive quarter with sales up 8.7% and in local currency, 7.8%.  Simply Asia added 3.5%.  The remaining increase of 4.3% was due in part to the U.S. pricing action taken early in 2006.

During the quarter, a number of product lines led to higher volumes … ethnic items, our new gourmet grinders and new Signature Blends … even core items such as pepper and gravies.  Sales of Zatarain’s were also up and we’ve reached an ACV of 68% for the new Ready-to-Serve Complete Meals.  The integration of Simply Asia has proceeded smoothly during the past three months and we have already expanded distribution with one of our major customers.

In Europe, sales rose 3.3%, but in local currency declined 1.6%.  Of this decline, 0.6% was due to our decision to exit Finland earlier this year.  We also continue to see an impact from lower distribution in the Netherlands.

As you know, our largest markets in Europe are the U.K. and France.  In the U.K., sales of Schwartz branded herbs and spices continue to be strong, but have been offset in part this year by weaker performance in dry seasoning mixes and some non-core wet products.  In France higher sales in 2006 have been led by core spice and seasoning products.  We have recently introduced a line of smaller sized and lower priced Ducros brand spices and herbs as an alternative to products found in non-grocery channels.

In the Asia/Pacific region, we increased sales 7.2% and in local currency, 6.6%.  The sales contribution from China was particularly strong this quarter.

Operating income for the consumer business was $60.7 million when restructuring charges are excluded.  This was a $2.7 million increase from the third quarter of 2005.  Included in this increase was a $2.9 million negative impact of stock-based compensation expense.  We also recorded higher incentive compensation expense this quarter as compared to a lower accrual for this expense at the same time last year.  Clearly, higher sales and significantly improved gross profit margin more than offset these factors.

I have a few more remarks about operating income for the total business, but will first comment on our industrial business results for the quarter.

Industrial business

In our industrial business, we increased sales 5.8% and in local currency, 4.5%...despite a decrease of 1.5% from the elimination of low margin business.

In the Americas, the increase was 5.5% and in local currency, 4.9%.  In this region, customer and product rationalization reduced sales 1.5%.  The increase of 6.4% for the quarter, excluding this impact, reflects higher sales to strategic customers.

Sales to food manufacturers led this increase with particular strength in snack seasoning sales, and new flavors for beverages and other consumer products.  With food service customers we increased sales to both quick service and casual dining restaurants during the quarter.  Sales of our seasoning and coating systems for chicken were especially strong.  We also benefited from a price increase implemented earlier in 2006 for products sold to food service distributors.

In Europe, sales rose 11.7% and in local currency, increased 8.5%.   Some of the same types of products drove the increase in Europe as well… areas such as snack seasonings and products to flavor chicken sold through the food service channel.  In this region, customer and product rationalization reduced sales 2.0%.

In the third quarter, sales in the Asia/Pacific region declined 5.1% and in local currency, decreased 7.1% following the loss of some low margin distribution in Australia.  This more than offset gains in China, where we’ve continued to grow sales to both food service customers and food manufacturers.  While industrial sales in the Asia/Pacific region were down in the first nine months, operating income was up due to a more positive mix of products sold.

Excluding restructuring charges, operating income for the industrial business was $22.7 million.  This was up $1.8 million over the third quarter of 2005, even with stock compensation expense of $1.6 million and higher incentive compensation expense in 2006.   An increase of $3.4 million reflects higher sales and gross profit margin for this business.

Income Statement

For the total business, we increased sales 6.5%.  In local currency, the increase was 4.8%.  This increase was driven by price, product mix and volume … as well as our recent acquisition which added 1.3% to sales.

The increase in gross profit margin during the first half was driven in part by some easy comparisons to the 2005 vanilla situation.  During this period, 2006 gross profit margin rose 110 basis points.  Although we have moved beyond this favorable comparison … we were able to achieve a 150 basis point increase in gross profit margin in the third quarter.

This increase is good evidence that several actions we’ve taken are making a difference.

First, we have been able to offset cost pressures from energy, benefits and input costs with our pricing actions.

Second, we continue to take costs out of this business and some of our more recent steps around facility consolidations are already paying off.

And third, actions to eliminate lower margin business… in our U.S. industrial business, our Finland consumer business and our industrial business across Europe… are shifting our mix to a more profitable and faster growing portfolio of customers and products.

We reported a sizable increase in operating expenses this quarter.  As a percent of net sales, SG&A rose to 28.3% from 26.4%.  0.7% of the increase related to $4.4 million of stock-based compensation expense.  A larger increase was due to a higher accrual for incentive compensation.  This compares to a tough period last year, when we lowered our guidance for the year and consequently lowered our accrual for incentive compensation.

Let me comment briefly on income tax expense.  In the press release we noted a variance of 3¢.  This has two components.  In the third quarter of 2005, we moved our effective tax rate to 32.7% from 32.0%, which resulted in an EPS reduction of 1¢.   And in 2006, the resolution of an international tax audit in the third quarter, had a favorable EPS impact of 2¢.  We would continue to provide 32% as the on-going tax rate to use for the fourth quarter of 2006.

We reported third quarter EPS of 32¢ compared to 35¢ in 2005.  Restructuring charges in 2006 were 10¢, stock-based compensation expense was 2¢ and the favorable tax variance was 3¢.  The remaining increase of 6¢ was an outstanding result that was ahead of our expectations… driven by higher sales and a greater gross profit margin.  Frankly, sales were higher than expected for our U.S. industrial business and the profit contribution for both of our businesses in North America were ahead of our forecast.

In fact, our initial projection was to increase gross profit margin 100 basis points for the year on a comparable basis.  Year-to-date, we have added 130 basis points to gross profit margin and 180 basis points when restructuring charges are excluded.  As a result, we expect to exceed our goal for improving gross profit margin for the fiscal year.

After some brief remarks on the rest of our financial results, I’ll provide a more complete financial outlook.

Balance Sheet and Cash Flow

Let’s turn to the balance sheet.

At the end of the quarter, accounts receivable was just slightly higher than the year-ago amount despite higher sales and the currency impact.  As for inventory, we continued to build in anticipation of production transfer from facilities that will be closed.  Fluctuations in strategic inventory positions and currency rates also drove a portion of this increase.

During the quarter, we issued $100 million of five year notes, related to our acquisition of Simply Asia Foods.  And we repurchased 796,000 shares at an average price of $34.67, for a total of $27.6 million.  At quarter-end, $274 million remained on the current $400 million authorization.

Financial Outlook

Let me review some changes in our EPS guidance for the year.

Our prior guidance was to increase earnings per share on a comparable basis with 2005 by 8-10%.  With projected restructuring charges of 22¢ and stock-based compensation expense of 11¢, our EPS range was $1.41-$1.44.

At the end of the third quarter we have increased this guidance.

Our year-to-date results and fourth quarter outlook have us on track to achieve an EPS growth rate of 11-12% for the year, again on a comparable basis excluding restructuring charges and stock-based compensation expense.  This is a departure from the 8-10% growth rate we set earlier this year for 2006.

We still believe 8-10% is the right growth rate for the next few years, as we proceed through a period of significant change at McCormick.  However, in 2006, we have achieved greater-than-expected increases in sales and gross profit margin, have had the benefit of favorable taxes, and are enjoying a more favorable currency environment.

Our plans for the fourth quarter already include greater spending behind our brands to drive sales.  In the U.S., additional campaigns, such as television ads for our Finishing Sauces, will deliver an overall 250% increase in consumer impressions when compared to last year.  And we are also beginning media advertising for the holidays on October 30th, earlier than the 2005 start date of December 5th.    In fact our 2006 plan will reach 95% of women ages 25-54, an average of 17.5 times.

The net result in the U.S. is that we expect to have almost 339 million more target consumer impressions than in 2005.  Across all regions, we will nearly double the amount of advertising spent in the fourth quarter of 2005.    Our planned promotions will result in higher spending as well.  Across all regions, higher marketing support behind our brands will impact fourth quarter earnings per share by 6¢ in 2006 when compared to 2005.

We also have higher incentive compensation expense in the fourth quarter of 2006 versus 2005.

With the excellent third quarter results, we are now evaluating some additional opportunities to spend behind our brands.  However, at this time we believe it is appropriate to increase our 2006 estimated EPS range by 4¢.

With an extra 4¢ in income from the business we have increased our projected 2006 EPS range to $1.45 to $1.48, from a range of $1.41 to $1.44.  This range includes projected restructuring charges of 22¢ and stock-based compensation expense of 11¢.  These estimates are unchanged from our prior outlook.

I’d like to move now to an update on our key initiatives at McCormick.

Key initiatives — spice revitalization

I’ll begin with our spice revitalization program.

I hope you have seen our new labels appearing in stores across the country.  We began to ship these early in the quarter.

We are also gaining shelf placement for new items including the gourmet grinders, roasting rubs and signature blends.  We have already exceeded our ACV targets for the rubs and blends with shipments of these products to over 75% of our customers.

The new flip-top caps are just a few weeks away from hitting the store shelves.  We are particularly excited about this package improvement as it eliminates the number one consumer complaint related to the difficulty in prying off the current fitment in order to remove the freshness seal.

The roll-out of the new merchandising system got into full swing in August and we are in various stages of completion in the first grocery chains in the west and southeast.  Keep in mind that we will not be in every store for these customers as there are certain size and traffic criteria.  The new systems are appearing in qualifying stores with Bashas, Albertsons, Winn Dixie, BiLo and Brunos, and in independents supplied by Associated Food Stores.

We have moved up the learning curve and are now changing over 40 stores a day on average, and will continue at this pace through October.  At that time we will stop for the busy holiday shopping period and resume in January.  We expect to have approximately 2,700 stores changed over in 2006.  We will begin to measure consumer sales takeaway at these locations and plan to have some early results to share with you in our January call.

At that time we can discuss more specifically our 2007 new product plans in the U.S. as well as international locations.  As a sneak preview, I’d like to mention that for our U.S. consumer business, we developed additional low sodium versions of popular seasoning blends and have customer samples ready for an expansion of our gourmet organic items from the current 8 to a range of 30 items.

Key initiatives - U.S. Industrial business transformation

Turning to the transformation of our U.S. industrial business, this has been an area of great progress.  We are even more encouraged by the business results in the third quarter and have increased confidence that we are headed in the right direction.

The industrial group recently completed a measurement of our current share of the business with these customers.  Today, we have less than a 25%

share of all the products that we could supply.  Our greatest opportunity to make new inroads is through new products, rather than unseating a current supplier.  This is why the increased focus of our development resources, deeper penetration of our customers’ organizations and top-to-top meetings are so vital.

It is gratifying that this stepped-up activity has already led to a number of new product opportunities for restaurants and food manufacturers.

While we are seeing some sales impact of product and customer reductions, this is more than overcome by the underlying momentum with our larger, more strategic customers.  These early results give us great confidence behind our goal to improve operating income margin 250 to 350 basis points by 2008 for this part of our business.

The final initiative I’d like to touch on this morning is our restructuring plan.

Key initiatives — Restructuring plan

The largest project we have announced as part of this program is the closure of our second largest plant in Salinas California.  This has been an enormous effort by a lot of employees and I’m pleased to report that the project will be completed about 3 months ahead of schedule.  During the quarter, we concluded the steps necessary to announce the closure of an industrial condiment plant in Scotland.  Today, the production activity has already been transferred to another facility in the U.K. and we will have a net employee reduction of 60.  Previously announced projects, including a U.S. condiment plant and a voluntary separation program, are all on track.

Our total charges for the restructuring program remain unchanged at $110-$130 million and our goal for annual savings from this program continues to be $50 million.

<pause>

Let me summarize …

Summary

There is a tremendous amout of energy at McCormick.  Employees throughout the Company are responsible for our progress with these key initiatives and our success in growing sales and profit.

We are entering our fourth quarter which historically has delivered more than 40% of annual EPS.  While sales-to-date in September are encouraging, we have our two largest months still ahead.

We are well-positioned with increased marketing support, great new products for our consumer and industrial businesses, and good momentum from our year-to-date performance.  I am confident that this will be a record fourth quarter and fiscal year for McCormick.

To our shareholders and everyone on the call, thank you for your interest and now Fran, Paul, Joyce and I look forward to your questions.

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Joyce to end with . . .

This concludes today’s call.

Through October 4th  you may access a telephone replay of today’s call by dialing 877-519-4471.  The access code for this replay is 7714808.  You can also listen to a replay on our website after 2:00 pm today.

If you have any further questions or points to discuss regarding today’s information, please call 410-771-7244.